Filed Pursuant to Rule 424(b)(5)
Registration No. 333-230471

Supplement No. 1 to Prospectus Supplement dated June 26, 2020

(To prospectus dated April 22, 2019)

U.S. Well Services, Inc.

$39,725,000

Class A Common Stock

This supplement no. 1 dated March 19, 2021, or this supplement, supplements, modifies and supersedes, only to the extent indicated herein, certain information contained in our prospectus supplement dated June 26, 2020, which together with the accompanying prospectus dated April 22, 2019 we refer to as the prospectus, relating to the offer and sale, from time to time, of shares of our Class A common stock through Piper Sandler & Co., or Piper Sandler, acting as our sales agent, in accordance with the terms of an equity distribution agreement dated June 26, 2020 that we entered into with Piper Sandler. This supplement should be read in conjunction with, is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including all supplements thereto and documents incorporated by reference therein. If there is any inconsistency between the information in the prospectus and this supplement, you should rely on the information in this supplement.

We are filing this supplement to increase the number of shares of Class A common stock that we may offer in accordance with the terms of the equity distribution agreement by an additional $39,725,000 in excess of the amount covered by the prospectus (which is presently $10,275,000). We will be required to file another prospectus supplement or another supplement to the prospectus supplement in the event we choose to offer and sell more than $50,000,000 in shares of our Class A common stock in accordance with the terms of the equity distribution agreement.

We intend to use the net proceeds from this offering, if any, for general corporate purposes, such as, but not limited to, working capital, capital expenditures associated with building additional electric fleets, repayment and refinancing of debt, and acquisitions.

Shares of our Class A common stock trade on the Nasdaq Capital Market (“Nasdaq”) under the symbol “USWS.” On March 18, 2021, the last sale price of the shares as reported on Nasdaq was $1.24 per share.

Investing in our Class A common stock involves risks. See “Risk Factors” in the prospectus and in our reports filed with the Securities and Exchange Commission which are incorporated by reference therein for a discussion of information that should be considered in connection with an investment in our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus, as supplemented by this supplement, is truthful or complete. Any representation to the contrary is a criminal offense.

Simmons Energy

A Division of Piper Sandler

The date of this supplement is March 19, 2021